Exhibit 10.128

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the 17th day of October, 2006, by and between Comverse Technology, Inc., a New York corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Shefali Shah (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is currently serving as Associate General Counsel of the Company;

WHEREAS, the Company desires to continue to employ the Executive as its Associate General Counsel and to enter into an employment agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

1. Definitions.

(a) “Base Salary” shall mean the Executive’s annual base salary as determined in accordance with Section 4 below, including any applicable increases.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean a good faith finding by the Company of:

(i)	a conviction of the Executive of, or a plea of nolo contendere by the Executive to, any felony;

(ii)	a material violation by the Executive of federal or state securities laws, as determined by a court or other governmental body of competent jurisdiction;

(iii)	willful misconduct or gross negligence by the Executive resulting in material and demonstrable harm to the Company;

(iv)	a material violation by the Executive of any Company policy or procedure provided to the Executive resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company’s Code of Business Conduct and Ethics;

(v)	the repeated and continued failure by the Executive to carry out, in all material respects, the reasonable and lawful directions of the Company that are within the Executive’s individual control and consistent with the Executive’s status as a senior executive of the Company and her duties and responsibilities hereunder, except for a failure that is attributable to the Executive’s illness, injury or Disability; or

(vi)	fraud, embezzlement, theft or material dishonesty by the Executive against the Company,

provided that no finding of Cause pursuant to subsections (iii), (iv) or (v) hereof shall be effective unless and until the Company has provided the Executive with written notice thereof in accordance with Section 23 below stating with specificity the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 23 below.

(d) “Change in Control” shall occur upon:

(i)	any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”);

(ii)	a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction or series of related transactions;

(iii)	the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv)	a change in the composition of the Board occurring within a one (I) year period, as a result of which fewer than a majority of the directors are Incumbent Directors.

“Incumbent Directors” will mean directors who either (A) are members of the Board as of the Effective Date, or (B) are elected or nominated for election to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Compensation Committee” shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

(g) “Disability” shall mean the Executive’s inability to substantially perform her duties and responsibilities under this Agreement for a period of six (6) consecutive months or nine (9) out of twelve (12) nonconsecutive months due to a physical or mental disability, as the term “physical or mental disability” is defined in the Company’s long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

(h) “Effective Date” shall mean the date set forth above.

(i) “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 23 below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 23 below:

(i)	any reduction in the Executive’s Base Salary, other than as part of an across-the-board reduction applicable to all senior executives of Comverse Technology, Inc.;

(ii)	an actual relocation of the Executive’s principal office from the Company’s office location as of the Effective Date to outside the borough of Manhattan;

(iii)	any change in the Executive’s title, position or reporting status, unless the Executive is provided with a comparable title, position or reporting status, or any diminution of the Executive’s duties or responsibilities;

(iv)	a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within ten (10) calendar days after completion of a merger, consolidation, sale or similar transaction; or

(v)	a material breach by the Company of any provision of this Agreement.

(j) “Nonsolicitation Period” shall mean the period commencing on the Effective Date and ending on the first anniversary of the date of termination.

(k) “Term of Employment” shall mean the period specified in Section 2 below, as such period may be extended.

2. Term of Employment.

The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, for the period commencing on the Effective Date and ending on May 31, 2008, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for additional one (1) year periods on each anniversary of the Effective Date thereafter, unless either Party notifies the other Party in writing of her or its intention not to renew this Agreement not less than thirty (30) calendar days prior to such expiration date or anniversary, as the case may be.

3. Position, Duties and Responsibilities; Reporting.

As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Associate General Counsel of the Company. In this capacity, the Executive shall be assigned only such duties and responsibilities as are appropriate for a person holding the offices set forth in this section. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive’s ability and shall promote the interests and reputation of the Company. Unless prevented by illness, injury or Disability, the Executive shall devote all of the Executive’s time, attention, knowledge, energy and skills during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Chief Executive Officer of the Company or the Board, serve on corporate boards or committees. The Executive shall report to the Executive Vice President, Chief Administrative Officer, General Counsel and Secretary in carrying out her duties under this Agreement.

4. Base Salary.

As of the Effective Date and for the remainder of Fiscal Year 2006, the Executive shall be paid a Base Salary of three hundred thousand dollars ($300,000), payable in accordance with the regular payroll practices of the Company. For Fiscal Year 2007, the Executive shall be paid a Base Salary of no less than three hundred fifty thousand dollars ($350,000), payable in accordance with the regular payroll practices of the Company. Thereafter, the Base Salary shall be reviewed and increased no less frequently than annually, though the amount of such increase shall be determined in the discretion of the Board or the Compensation Committee. After giving effect to the preceding two sentences, the Base Salary may not be decreased from such increased amount unless the Executive provides her prior written consent to such decrease.

5. Incentive Compensation Arrangements.

During the Term of Employment, the Executive shall be entitled to participate in any Company incentive compensation plans, programs and/or arrangements applicable to senior-level executives as established and modified from time to time by the Board or the Compensation Committee in its discretion. In addition, the Executive shall receive a bonus (the “Bonus Compensation”) in an amount (i) no less than fifty thousand dollars ($50,000) for Fiscal Year 2006 and (ii) as determined in the discretion of the Board or Compensation Committee for each fiscal year thereafter, payable each February on the first payroll date after the close of the applicable fiscal year. The first Bonus Compensation payment shall be due and payable in February 2007.

6. Incentive Equity Compensation Programs.

During the Term of Employment, the Executive shall be eligible to receive incentive equity at such times, in such amounts and subject to such terms and conditions as shall be determined by the Compensation Committee.

7. Employee Benefit Programs.

During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives.

8. Reimbursement of Business Expenses.

During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out her duties and responsibilities under this Agreement, and the Company shall reimburse her for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy.

9. Perquisites.

(a) During the Term of Employment, the Executive shall be entitled to participate in the Company’s executive fringe benefit programs applicable to the Company’s senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time.

(b) The Company shall pay for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and drafting of this Agreement.

(c) The Company shall continue to reimburse the Executive for the annual membership fee and any monthly membership fees for a membership at an area health club of her choice.

10. Vacation.

The Executive shall be entitled to an amount of paid vacation established by the Company’s vacation policy. The Executive may carry over any unused vacation from year to year and will receive payment for any accrued, unused vacation upon termination of employment for any reason.

11. Termination of Employment.

(a) Termination of Employment Due to Death. In the event of the Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death and her estate and/or beneficiaries, as the case may be, shall be entitled to the following:

(i)	Base Salary earned but not paid prior to the date of her death;

(ii)	a pro-rata share of the Bonus Compensation the Executive would have earned if she had remained employed through the end of Fiscal Year 2006, payable in a lump sum within thirty (30) calendar days of the date of death in accordance with the Company’s regular payroll policy;

(iii)	the immediate vesting of all stock options and deferred stock awarded to the Executive, with any options granted after the Effective Date having a minimum exercise period of one (1) year from the date of termination or, if less, the maximum amount permitted by Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), subject to any option plan provisions relating to a change in control or similar event and to the initial ten (10) year term of the options; provided, however, that, if necessary, such exercise period shall be extended if permitted by Section 409A until the exercise of the options would cease to violate any federal or state securities laws subject to the initial ten (10) year term of the options;

(iv)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the date of her death; and

(v)	such other or additional benefits, including equity compensation, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

(b) Termination of Employment Due to Disability. If the Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following:

(i)	Base Salary earned but not paid prior to the date of termination;

(ii)	a pro-rata share of the Bonus Compensation the Executive would have earned if she had remained employed through the end of Fiscal Year 2006, payable in a lump sum within thirty (30) calendar days of the date of termination in accordance with the Company’s regular payroll policy;

(iii)	the immediate vesting of all stock options and deferred stock awarded to the Executive, with any options granted after the Effective Date having a minimum exercise period of one (1) year from the date of termination or, if less, the maximum amount permitted by Section 409A, subject to any option plan provisions relating to a change in control or similar event and to the initial ten (10) year term of the options; provided, however, that, if necessary, such exercise period shall be extended if permitted by Section 409A until the exercise of the options would cease to violate any federal or state securities laws subject to the initial ten (10) year term of the options;

(iv)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the date of termination; and

(v)	such other or additional benefits, including equity compensation, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment for Disability occur unless the Party terminating the Executive’s employment provides written notice to the other Party in accordance with Section 23 below.

(c) Termination of Employment by the Company for Cause. If the Company terminates the Executive’s employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following:

(i)	Base Salary earned but not paid prior to the date of termination;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the date of termination; and

(iii)	such other or additional benefits, including equity compensation, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment for Cause occur pursuant to Sections 1(c)(iii), (iv) or (v) hereof unless and until the Company provides written notice thereof to the Executive in accordance with Section 23 below stating with specificity the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 23 below.

(d) Termination of Employment by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause, other than due to death or Disability, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following:

(i)	Base Salary earned but not paid prior to the date of termination;

(ii)	a pro-rata share of the Bonus Compensation the Executive would have earned if she had remained employed through the end of Fiscal Year 2006, payable in a lump sum within thirty (30) calendar days of the date of termination in accordance with the Company’s regular payroll policy;

(iii)	one hundred percent (100%) of the greater of (A) the Base Salary in effect on the date of termination or (B) the Base Salary in effect immediately prior to any reduction that would constitute Good Reason, payable in a lump sum within thirty (30) calendar days of the date of termination in accordance with the Company’s regular payroll practice;

(iv)	one hundred percent (100%) of the Bonus Compensation the Executive received in the fiscal year immediately prior to the fiscal year in which her employment terminated, payable in a lump sum within thirty (30) calendar days of the date of termination in accordance with the Company’s regular payroll practice;

(v)	to have the Company pay the full premiums (employer and employee portions) for the Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the eighteen (18) month period immediately following the date of termination;

(vi)	the immediate vesting of all stock options and deferred stock awarded to the Executive, with any options granted after the Effective Date having a minimum exercise period of one (1) year from the date of termination or, if less, the maximum amount permitted by Section 409A, subject to any option plan provisions relating to a change in control or similar event and to the initial ten (10) year term of the options; provided, however, that, if necessary, such exercise period shall be extended if permitted by Section 409A until the exercise of the options would cease to violate any federal or state securities laws subject to the initial ten (10) year term of the options;

(vii)	any amounts earned, accrued or owing to the Executive but not yet paid under Sections 7, 8, 9 or 10 above prior to the date of termination; and

(viii)	such other or additional benefits, including equity compensation, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment without Cause occur unless the Company provides written notice to the Executive in accordance with Section 23 below at least thirty (30) calendar days prior to the actual date of termination.

(e) Termination of Employment by the Executive for Good Reason. The Executive may terminate her employment for Good Reason. Upon a termination by the Executive of her employment for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above. In no event shall a termination of the Executive’s employment for Good Reason occur unless and until the Executive provides the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice in accordance with Section 23 below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 23 below.

(f) Termination of Employment by the Executive Without Good Reason. If the Executive terminates her employment without Good Reason, other than a termination of employment due to death or Disability, the Executive shall be entitled to the same payments and benefits as provided in Section 11(c) above. In no event shall a termination of the Executive’s employment without Good Reason occur unless the Executive provides written notice to the Company in accordance with Section 23 below at least thirty (30) calendar days prior to the actual date of termination.

(g) Termination of Employment Due to a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason in connection with or within one (1) year after a Change in Control, the Executive shall be entitled to the same payments and benefits as provided in Sections 11(d)(i), (ii) and (v) through (viii) and two (2) times the payments provided in Sections 11(d)(iii) and (iv) above.

(h) Termination by Notice of Nonrenewal by the Company. If the Company terminates the Executive’s employment by providing a notice of nonrenewal in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above.

(i) Termination by Notice of Nonrenewal by the Executive. If the Executive terminates her employment by providing a notice of nonrenewal in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 11(c) above.

(j) No Mitigation; No Offset. In the event of a termination of the Executive’s employment for any reason under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any compensation attributable to any subsequent compensation she may receive.

(k) Gross-Up Payment. If during or after the Term of Employment, the Executive becomes subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), the Company and the Executive agree that the Company shall pay to the Executive a tax gross-up payment so that after payment by the Executive of all federal, state and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to the Executive by the Company, the Executive retains on an after-tax basis an amount equal to the amount that the Executive would have retained if she had not been subject to the Parachute Excise Tax.

12. Confidentiality; Assignment of Rights.

(a) During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the

Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which she acquires during the Term of Employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with her work as an employee of the Company, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order her to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without her violation of this Section 12(a).

(b) The Executive hereby sells, assigns and transfers to the Company all of her right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) that, during the Term of Employment, are made or conceived by her, alone or with others, and that relate to the Company’s present business or arise out of any work she performs or information she receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as possible all information known or possessed by her concerning the Rights, and upon request by the Company and without any further compensation in any form to her by the Company, but at the expense of the Company, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

13. Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, agents, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company; provided, however, that such rights or obligations may be assigned or transferred pursuant to the transactions contemplated by clauses (ii) or (iii) of the definition of a Change in Control merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided further, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

14. Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between her and any other person, firm or organization that would be violated by the performance of her obligations under this Agreement.

15. Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the Parties.

16. Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

17. Withholding.

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

18. Severability.

In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19. Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations.

20. Controlling Document.

If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

21. Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

22. Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law. The Parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Parties consent to the jurisdiction of such court.

23. Notices.

All notices shall be in writing, shall be sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received one (l) calendar day after mailing.

If to the Company:

810 Seventh Avenue, 35th Floor

New York, New York 10019

Attention: Chief Executive Officer

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: David Zeltner, Esq.

If to the Executive:	Shefali Shah, Esq. 888 8th Avenue, Apt. 9J New York, New York 10019

24. Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25. Cooperation.

The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Executive shall notify the Company if the Executive is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation.

The Company shall pay for the Executive’s reasonable out-of-pocket expenses, including legal fees and expenses, in the event the Executive is required to provide such cooperation, including preparing for and/or participating or testifying in any administrative, judicial, legal, regulatory, internal or other proceeding or retaining legal counsel for any reason in connection with such participation or testimony. In addition, in the event the Executive is not employed by the Company when such cooperation is required, the Company shall pay the Executive her then-applicable hourly rate or five hundred dollars ($500) per hour, whichever is greater, for each hour of cooperation provided. Such payment or reimbursement shall be made to the Executive within fourteen (14) calendar days after submission of the relevant statements or invoices. The Executive also agrees to cooperate with the Company in the transitioning of her responsibilities after the date of termination.

26. Nonsolicitation.

The Executive covenants and agrees that during the Nonsolicitation Period she shall not at any time, directly or indirectly, solicit any employee of the Company for the purpose of causing such employee to terminate his or her employment with the Company.

27. Compliance with Code Section 409A.

(a) If any payment, compensation or other benefit provided to the Executive in connection with her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(b) The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(c) If, notwithstanding the preceding provisions of this Section 27, any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) (the “Payments”) made or provided to the Executive or for her benefit in connection with this Agreement or the Executive’s employment with the Company or the termination thereof, are determined to be subject to the tax imposed by Section 409A(a)(1)(B) or any interest or penalties with respect to such taxes (such taxes, together with any such interest and penalties, are collectively referred to as the “Section 409A Tax”), then the Company will promptly pay to the Executive an additional amount (a “Gross-Up Payment”) such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such Gross-Up Payment shall be equal to the amount the Executive would have received if the Section 409A Tax were not applicable to the Payments. All determinations of the Section 409A Tax and Gross-Up Payment, if any, will be made by tax counselor other tax advisers designated by or acceptable to the Executive. For purposes of determining the amount of the Gross-Up Payment, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company must make another Gross-Up Payment with respect to such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) calendar days immediately following the date that the amount of such excess is finally determined. The Company and the Executive must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments.

28. Counterparts.

This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMVERSE TECHNOLOGY, INC.

Dated:	10/17/06	By:	/s/ Raz Alon
			Name:	Raz Alon
			Title:	CEO

EMPLOYEE

Dated:	10/17/06	/s/ Shefali Shah
		Name:	Shefali Shah